UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Eastside Distilling, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Eastside Distilling, Inc. (NASDAQ: BLNE) (“Eastside” or the “Company”), today announced that the Company has decided to postpone the Special Meeting of Shareholders, which was originally scheduled for 2:00 p.m. Eastern Time on March 3, 2025.

The Company, exercising its authority under the Company’s Bylaws, has elected to postpone the meeting to Friday, March 7, 2025 at 2:00 p.m. Eastern Time.

The Special Meeting can still be accessed virtually by visiting www.EAST.vote. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. The record date for the Special Meeting remains January 23, 2025.

Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote or revoke their proxy need not take any action. Shareholders as of the record date can vote, even if they have subsequently sold their shares. Any shareholders who wish to change their vote or revoke their proxy and need assistance should contact Equity Stock Transfer at 877-407-3088 (Toll Free) or proxy@equitystock.com. In connection with the postponement of the Special Meeting, the Company has extended the deadline for shareholders to vote. Shareholders can vote by Internet before the Special Meeting up until 11:59 p.m. Eastern Time on March 6, 2025 by accessing www.EAST.vote and entering their 12-digit control number. Shareholders are referred to the proxy materials which previously mailed and filed with the SEC and referenced in the paragraph which follows for further instructions and information on how to complete and return their proxies and vote at the Special Meeting.

A full description of the proposals to be voted at the Special Meeting is provided in the Company’s Definitive Proxy Statement filed with the SEC on February 5, 2025, and may be accessed at www.sec.gov or from the Company without charge. The Company urges its investors, shareholders and other interested persons to read the Definitive Proxy Statement as well as other documents filed with the SEC which contain important information about the Company. The Definitive Proxy Statement was first mailed to shareholders on or about February 5, 2025.

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